Exhibit 6.2

CONSULTING AGREEMENT

This consulting agreement ("Agreement") is entered into on _________ (the "Effective Date") by and between **Investment Grade R.E. Fund, L.P.** ("Client") and **EMS Consulting Services, LLC**, a limited liability company formed and in good standing in the state of New York ("Consultant").

RECITALS

WHEREAS, Consultant has experience in the field of financial and accounting services;

WHEREAS, Consultant is willing to be engaged by Client upon the terms and conditions herein contained; and

WHEREAS, a significant portion of Client's business and assets are comprised of Proprietary and Confidential Information, as defined below, which Client wishes to preserve and protect;

NOW, THEREFORE, in consideration of the recitals, and of the terms, covenants, and conditions set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Client and Consultant mutually agree as follows:

1. Consulting Services. Consultant is retained as Client's Controller to support Client's bookkeeping, financial reporting,and to render such services to Client as specified in Appendix I attached hereto as may be amended from time to time. Consultant represents and warrants to having the necessary skills, materials and personnel to perform the Services pursuant to the terms of this Agreement and agrees to provide all services in a professional manner in accordance with standard accounting procedures.

2. Relationship of Parties. This Agreement shall not constitute an employer-employee relationship, and it is the intent of each party that Consultant shall at all times be an independent contractor.

3. Term. The term of this Agreement shall commence as of the Effective Date and continue until such time as terminated by either party.

4. Compensation. For services provided hereunder, Consultant shall be paid as per the rates provided in Appendix I. Consultant shall invoice Client on a monthly basis noting the services performed and applicable rate for services rendered. Client shall pay approve and authorize the payments of each invoice within 15 days of receipt.

5. Disclosure of Information. Consultant agrees that at no time (either during or subsequent to the term of this Agreement) will Consultant disclose or use, except in pursuit of the business of Client or any of its subsidiaries or affiliates, any Proprietary and Confidential Information of Client, or any subsidiary or affiliate of Client, acquired during the term of this Agreement. The term "Proprietary and Confidential Information" shall mean, but is not limited to, all information which is known or intended to be known only to Client, its subsidiaries and affiliates, and their employees, including any document, record, financial or other information of Client, or others in a confidential relationship with Client, and further relates to specific business matters such as the Client's financial information, identity of clients, policies and procedures, fee structures, trade secrets, proprietary know-how, account information, and other information relating to other

business of Client, its subsidiaries and affiliates, and their employees. Consultant agrees not to remove from the premises of Client except as necessary for Consultant to perform services in accordance with the terms of this Agreement, any document, record, or other information of Client or its affiliates.

Consultant agrees to return or destroy, immediately upon termination of Consultant's services hereunder, any and all documentation relating to Proprietary and Confidential Information of Client and of others that is in the possession of Consultant, in whatever format it may be maintained, whether provided to, or developed by, Consultant, and to provide a certificate of destruction if required by Client.

Notwithstanding the foregoing, the restrictions contained in this Section 5 shall not apply to any Proprietary and Confidential Information that (i) is a matter of public knowledge or prior personal knowledge (from a source other than a party to this Agreement or its affiliate), (ii) is independently developed by a person not a party to this Agreement without the use, directly or indirectly, of Proprietary and Confidential Information, or (iii) is required by law or the order of any court or governmental agency, or in any litigation or similar proceeding to be disclosed; provided that the disclosing party shall, prior to making any such required disclosure, notify the other party with sufficient notice to permit that party to seek an appropriate protective order.

6. Proprietary and Confidential Information of Others. Consultant acknowledges that Client does business with clients that supply Client with information of a confidential nature, and that Client has contractual and regulatory obligations to preserve the confidential nature of such information. Consultant agrees to treat any information received from clients of Client as confidential, as if it were the Proprietary and Confidential Information of Consultant..

7. Remedies. In addition to any other remedies, which Client may have by virtue of this Agreement, Consultant agrees that in the event that a breach of the confidentiality provisions of this Agreement occurs or is threatened, Client shall be entitled to obtain an injunction against Consultant from a court of competent jurisdiction to restrain any breach of confidentiality.

8. Termination. Either party may terminate this agreement by providing written notice to the other party. Should the agreement be terminated for any reason other than gross negligence on behalf of the Consultant, accrued fees associated with the fulfillment of the contract shall be payable upon termination. The Consultant agrees to facilitate the transfer of services, books and records to Company (or its designee) in an orderly and commercially reasonable manner.

9. Limitation of Liability to Client. Notwithstanding any other provision of this Agreement, in no event shall Consultant be liable to Client for Client's lost profits, or special, incidental, punitive or consequential damages (even if Consultant has been advised of the possibility of such damages). Furthermore, in no event shall Consultant's liability to Client under any circumstances exceed the amount of compensation actually received by Consultant from Client under this Agreement as of a date certain. Further, Consultant will not be liable for delays or performance failures due to circumstances beyond Consultant's control.

10. Indemnification of Consultant. Client shall indemnify, defend and hold Consultant harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including counsel's fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, that Consultant incurs as a result of having performed services on behalf of Client.

11. Client's Representations. Client represents that it has the full right and authority to enter into and perform this Agreement. The consummation of the Agreement and the transactions contemplated herein do not violate any outstanding assignments, grants, licenses, encumbrances, obligations, agreements or understanding between Client and any other person or entity. Client represents and warrants to Consultant that Client is able to timely pay Consultant all fees and expenses incurred in the performance of the services hereunder.

12. Amendments and Assignment. This Agreement may be amended only in a writing signed by both parties.This Agreement may be assigned only in a writing signed by both parties.

13. Independent Consultant; No Agency. The parties agree that at all times during the term of this Agreement, Consultant shall continue to be an independent Consultant, and is not authorized as, nor shall be deemed to be an employee, agent, partner, joint venturer, or representative of Client. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Consultant or any employee or agent of Consultant. Consultant shall retain the right to perform services for others during the term of this Agreement.

14. Miscellaneous. No waiver by Client of any breach of this Agreement by Consultant shall be considered to be a waiver of any other breach. Should any litigation be commenced between Client and Consultant relating to any such breach, the prevailing party shall be entitled, in addition to such other relief as may be granted, reasonable costs and attorney's fees relating to such litigation. If any term or provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. This Agreement shall be governed by the laws of the State of New York.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of December 5, 2023.

Investment Grade R.E. Income Fund, LP
by its General Partner, IGRE Capital Holdings, LLC

_______________________________ 12/6/2023
Jason Luhan, Manager Date

EMS Consulting Services, LLC

DocuSigned by:
Eric Sherb
_______________________________ 12/11/2023
Eric Sherb 926DE073C422... Date
Its_______________________________

Appendix I

SOW for Accounting, Bookkeeping, and Outsourced CFO Services

Services:

Outsourced Controller:

- Develop and maintain financial reporting and back office policies and procedures
- Audit coordination and preparation serving as the primary liaison between Client and Client's auditor.Review and sign off on Client's regulatory reporting needs to include without limitation Form 1-A and 1-SA as required by Regulation A.Cash flow forecasting & budgeting
- Support the client in general compliance needs
- Cap table management & related corporate governance organization
- Monthly bookkeeping and account reconciliations
- US GAAP accounting considerations

Bookkeeping & Financial Administration Support:

- Pay and reconcile investor distributions & selling group payments. Coordinate with the Client's transfer agent as necessary.
- Vendor & payroll processing
- Preparation of financial statements on a monthly and quarterly basis.

Payment for Services

- *Outsourced controller $185 per hour*
- *Bookkeeping and Financial Administration Support - $85 per hour*